Exhibit 99.1

Manitex International, Inc. Reports Second Quarter 2009 Results

Backlog Increases - Continued Positive Cash Flow

Bridgeview, IL, August 13, 2009 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles, today announced financial results for the second quarter of 2009, the period ending June 30, 2009.

Second Quarter and Year-to-Date 2009 highlights included: (1)

•

Generated net cash from operating activities in the quarter of $0.3 million compared to $0.7 million in the second quarter of 2008. For the six months ended June 30 2009, cash generated from operating activities was approximately $2.8 million, an improvement of $3.7 million compared to the six months ended June 30 2008.

•

Net loss from continuing operations for the three months ended June 30 2009 was ($0.1 million) or ($0.01) per share. Net loss from continuing operations for the six months ended June 30 2009 was ($0.1 million) or ($0.01) per share.

•	Second quarter 2009 gross profit margin of 20.9% improved 410 basis points from the second quarter of 2008.

•	Net sales for the quarter were $11.8 million, a decline of 55% from the second quarter of 2008.

•

Manufacturing expenses and SG&A expenses, excluding acquisitions, declined 55% and 40% respectively compared to the second quarter of 2008 and 51% and 46% respectively for the six months ended June 30 2009 compared to the same period of 2008.

•	Working capital of $21.3 million and a current ratio (3) of 2.9 at June 30 2009, compared to $23.6 million and 2.4, respectively, at December 31, 2008.

•	EBITDA (2) from continuing operations of $0.6 million for the three months ended June 30, 2009, equivalent to 5% of sales compared to $1.7 million and 6.4% of sales in the same period last year.

Operational Highlights-Subsequent to the end of the Quarter:

•	Announced $14.4 million of orders for international and military customers for specialized forklifts and boom truck cranes. Current order book 52% above December 31 2008 levels.

•	Completed acquisition of Badger Equipment Co on July 10th 2009. Provides new market segment opportunity with newly designed rough terrain crane.

•	On July 9th 2009 completed extension of maturities of term debt and lines of credit to April 2012

— more —

Chairman and Chief Executive Officer David Langevin commented, “We continue to maneuver through a difficult economic environment. While our second quarter results were affected by the timing and shipment of several units which we expect to make up in the third quarter, we are heartened by the strength and growth of our backlog, especially in the large equipment material handling operations. With this strengthening backlog, we expect to see continuing improvement in our financial results in the second half of the year over the first half year, particularly in the fourth quarter of this year, which we expect to produce positive results. Given the challenges of our industry this year, we believe our performance has been well adapted to these difficult conditions.

Mr. Langevin continued, “We would also like to specifically mention some of the key attributes that we saw in the July 10th acquisition of Badger Equipment. This is an ongoing profitable organization with a capable management team that has a strong synergy with Manitex. With its new product development we believe there is a significant growth potential for this business.”

Andrew Rooke, Manitex International President and Chief Operating Officer commented, “The second quarter remained a challenge as the market turmoil continued and while we were disappointed with the small loss in the quarter, we were pleased to continue to generate cash flow from operations. During the quarter, several customers had previously confirmed product orders postponed due to unavailability of credit, which adversely impacted our anticipated revenues and working capital reduction initiatives. Our cost management program remains strong and total manufacturing and SG&A expenses were 49% lower in the second quarter of 2009 compared to. the same period of 2008. The manufacturing cost reduction activities we initiated have allowed us to maintain the underlying strength of our gross margin, which for the quarter was a 410 basis points improvement over the same period of 2008. We are well positioned to reduce inventory during the second half of the year as raw material and certain finished units on hand at June 30th 2009 convert to sales and consequently expect to accelerate the generation of cash flow from operations in the second half of the year.

Mr. Rooke continued, “We are very pleased to have announced new order intakes recently such that our current backlog is 52% higher than at December 31 2008 levels. Initiatives that we implemented in international development and the success of our initial shipments into these markets has been rewarded with orders and a long term contract for over $14 million with deliveries commencing in the third quarter.”

(1)	The financial data for all years presented reflects the former Testing and Assembly Equipment segment as a discontinued operation.

(2)

EBITDA is a non-GAAP (generally accepted accounting principles in the United States of America) financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

(3)	Current ratio is equal to current assets divided by current liabilities.

Conference Call with Slides:

Today, Thursday August 13, 2009, management will host a conference call at 4:30 p.m. Eastern Time to discuss these results with the investment community. Investors are encouraged to join a slide presentation that will be broadcast over the internet. Please find instructions and a link to the webcast at the Manitex International corporate website, www.manitexinternational.com. You must be dialed in via teleconference to participate in the live question and answer session.

The teleconference dial-in numbers are 877-941-8631 if calling within the United States or 480-629-9820 if calling internationally. A re-play will be available until August 20, 2009, which can be accessed by dialing 800-406-7325 if calling within the United States or 303-590-3030 if calling internationally. Please use pass code 4134542 to access the replay.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, Fuchs material handlers and our own Manitex product line. Crane and Machinery provides after market service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. In July 2009, we acquired through a stock purchase, Badger Equipment Company, a Winona, Minnesota-based manufacturer of specialized rough terrain cranes and material handling products.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	212-946-2849
djlangevin@manitexinternational.com	peter@haydenir.com

MANITEX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands, except for per share amounts)

	June 30, 2009	December 31, 2008
	Unaudited
ASSETS
Current assets
Cash	$97	$425
Trade receivables, (net of allowances of $86 and $118, at June 30, 2009 and December 31, 2008, respectively)	8,565	17,159
Other receivables	70	127
Inventory (net)	22,662	22,066
Deferred tax asset	582	582
Prepaid expense and other	690	326

Total current assets	32,666	40,685

Total fixed assets (net)	5,510	5,878

Intangible assets (net)	20,279	21,148
Deferred tax asset	4,149	4,065
Goodwill	14,452	14,452

Total assets	$77,056	$86,228

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$2,037	$1,564
Current portion of capital lease obligations	285	277
Accounts payable	6,965	12,083
Accrued expenses	1,929	2,837
Other current liabilities	146	301

Total current liabilities	11,362	17,062

Long-term liabilities
Line of credit	14,425	16,995
Deferred tax liability	4,186	4,186
Notes payable	4,369	5,057
Capital lease obligations	4,026	4,168
Deferred gain on sale of building	3,359	3,549
Other long-term liabilities	167	197

Total long-term liabilities	30,532	34,152

Total liabilities	41,894	51,214

Commitments and contingencies
Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at June 30, 2009, and December 31, 2008, respectively	—	—
Common Stock—no par value, Authorized, 20,000,000 shares authorized Issued and outstanding, 10,836,132 and 10,584,378 at June 30, 2009 and December 31, 2008, respectively	45,271	45,022
Warrants	1,788	1,788
Paid in capital	192	239
Accumulated deficit	(11,952)	(11,896)
Accumulated other comprehensive loss	(137)	(139)

Total shareholders’ equity	35,162	35,014

Total liabilities and shareholders’ equity	$77,056	$86,228

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$11,848	$26,460	$25,890	$50,007
Cost of Sales	9,371	22,009	20,385	41,284

Gross profit	2,477	4,451	5,505	8,723
Operating expenses
Research and development costs	118	237	239	457
Selling, general and administrative expenses, including corporate expenses of $471 and $790 for the three months and $988 and $1,694 for the six months ended June 30, 2009 and 2008, respectively	2,306	3,010	4,599	6,478
Restructuring expenses	22	—	153	—

Total operating expenses	2,446	3,247	4,991	6,935

Operating income from continuing operations	31	1,204	514	1,788
Other income (expense)
Interest expense	(366)	(450)	(769)	(992)
Foreign currency transaction gains (losses)	66	(3)	56	(12)
Other income	1	52	2	52

Total other (expense)	(299)	(401)	(711)	(952)

(Loss) income from continuing operations before income taxes	(268)	803	(197)	836
Income tax (benefit)	(151)	82	(141)	(396)

Net (loss) income from continuing operations	(117)	721	(56)	1,232
Discontinued operations
Income from operations of the discontinued Testing and Assembly Equipment segment, net of income taxes (benefit) of $1 for the three months and $11 for the six months ended June 30, 2008	—	10	—	188
Gain on sale or closure of discontinued operations net of income tax (benefits), net of income taxes of $14 for three and six months ended June 30, 2008	—	186	—	186

Net (loss) income	$(117)	$917	$(56)	$1,606

Basic
(Loss) earnings from continuing operations	$(0.01)	$0.07	$(0.01)	$0.13
Earnings from discontinued operations	$—	$—	$—	$0.02
Gain on sale or closure of discontinued operations net of income tax	$—	$0.02	$—	$0.02

Net (loss) earnings per share	$(0.01)	$0.09	$(0.01)	$0.16
Diluted
(Loss) earnings from continuing operations	$(0.01)	$0.07	$(0.01)	$0.12
Earnings from discontinued operations	$—	$—	$—	$0.02
Gain on sale or closure of discontinued operations net of income tax	$—	$0.02	$—	$0.02

Net (loss) earnings per share	$(0.01)	$0.09	$(0.01)	$0.16
Weighted average common share outstanding
Basic	10,836,132	9,853,423	10,786,703	9,831,382
Diluted	10,836,132	10,349,356	10,786,703	10,302,580

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2009	2008
	Unaudited	Unaudited
Cash flows from operating activities:
Net (loss) income	$(56)	$1,606
Adjustments to reconcile net (loss) income to cash provided by (used) for operating activities:
Depreciation and amortization	1,122	968
Decrease in allowances for doubtful accounts	(32)	(5)
Gain on disposal of fixed assets	—	(42)
Deferred income taxes	(84)	(511)
Inventory reserves	40	14
Stock based deferred compensation	52	145
Reserve for uncertain tax positions	(30)	50
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	8,892	(865)
(Increase) decrease in inventory	(395)	(3,834)
(Increase) decrease in prepaid expenses	(359)	(333)
Increase (decrease) in accounts payable	(5,172)	3,265
Increase (decrease) in accrued expense	(1,060)	(1,456)
Increase (decrease) in other current liabilities	(158)	152
Discontinued operations - cash used for operating activities	—	(118)

Net cash provided by (used) for operating activities	2,760	(964)

Cash flows from investing activities:
Purchase of property and equipment	(39)	(281)
Proceeds from sale of equipment	—	50

Net cash used for investing activities	(39)	(231)

Cash flows from financing activities:
Borrowing on revolving credit facility	241	2,317
Payment on revolving credit facility	(2,920)	—
Note payments (1)	(1,008)	(577)
New borrowing	894	—
Payment on capital lease obligations	(134)	(157)

Net cash provided by (used) for financing activities	(2,927)	1,583

Effect of exchange rate change on cash	(122)	41
Net increase in cash and cash equivalents	(206)	388
Cash and cash equivalents at the beginning of the year	425	569

Cash and cash equivalents at end of period	$97	$998

(1)	On March 1, 2009, the Company issued 147,059 shares of its common stock to Terex Corporation, in lieu of $150 of the principal payment on the Term Note that was due on March 1, 2009. This transaction is a non-cash transaction. Accordingly, the cash flow statement excludes the impact of this transaction.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three month and six month periods ended June 30 2009 and June 30 2008 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income from Continuing Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from Continuing Operations (in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Net (loss) income from continuing operations	(117)	721	(56)	1,232
Income tax (benefit)	(151)	82	(141)	(396)
Interest expense	366	450	769	992
Foreign currency transaction losses	(66)	3	(56)	12
Other income (expense)	—	(52)	(1)	(52)
Depreciation & Amortization	563	485	1,122	968
Earnings before interest, taxes, depreciation and amortization (EBITDA)	595	1,689	1,637	2,756
EBITDA % to sales	5.0%	6.4%	6.3%	5.5%

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are un-audited, are reported in thousands of U.S. dollars, and are as of or for the period ended June 30, 2009, unless otherwise indicated.

Current Ratio is calculated by dividing current assets by current liabilities.

	June 30, 2009	December 31, 2008
Current Assets	32,666	40,685
Current Liabilities	11,362	17,062
Current Ratio	2.9	2.4

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	June 30, 2009	December 31, 2008
Current portion of long term debt	2,037	1,564
Current portion of capital lease obligations	285	277
Lines of credit	14,425	16,995
Notes payable – long term	4,369	5,057
Capital lease obligations	4,026	4,168
Debt	25,142	28,061

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of March 31, 2009, operating working capital was:

	June 30, 2009	December 31, 2008
Trade receivables (net)	$8,565	$17,159
Other receivables	70	127
Inventory (net)	22,662	22,066
Less: Accounts payable	6,965	12,083
Total Operating Working Capital	$24,332	$27,269
% of Trailing Three Month Annualized Net Sales	51.3%	24.5%

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended June 30, 2009	Three Months Ended December 31, 2008
Net sales	11,848	27,792
Multiplied by 4	4	4
Trailing Three Month Annualized Net Sales	47,392	111,168

Working capital is calculated as total current assets less total current liabilities

	June 30, 2009	December 31, 2008
Total Current Assets	32,666	40,685
Less: Total Current Liabilities	11,362	17,062
Working Capital	21,304	23,623